As filed with the Securities and Exchange Commission on March 2, 2023

Registration Nos. 333- 263147

333- 253500

333- 233111

333- 228280

333- 226718

333- 222131

333- 215264

333- 180409

333- 168903

333-144407

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 263147

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 253500

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 233111

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 228280

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 226718

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 222131

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333- 215264

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-180409

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-168903

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-144407

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Albireo Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0136863
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

53 State Street, 19th Floor

Boston, Massachusetts 02109

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (857) 254-5555

2020 Inducement Equity Incentive Plan

Non-Qualified Stock Option Agreement dated October 10, 2018

Restricted Stock Unit Agreement dated October 10, 2018

2018 Equity Incentive Plan, as amended

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

2017 Inducement Equity Incentive Plan

2016 Equity Incentive Plan

Amended and Restated 2010 Stock Incentive Plan

2010 Stock Incentive Plan

2005 Employee Stock Purchase Plan

2005 Non-Employee Directors’ Stock Option Plan

2004 Stock Incentive Plan

(Full titles of plans)

Ronald H.W. Cooper

Albireo Pharma, Inc.

53 State Street, 19th Floor

Boston, Massachusetts 02109

(857) 254-5555

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tony Chan, Esq. Orrick, Herrington & Sutcliffe LLP Columbia Center 1152 15th Street, N.W. Washington, DC 20005-1706	Niki Fang, Esq. Lynne T. Hirata, Esq. Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105-2669

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Albireo Pharma, Inc., a Delaware corporation (the “Registrant”), to remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-263147, filed on March 1, 2022, registering 3,000,000 Shares, issuable pursuant to the 2018 Equity Incentive Plan, as amended;

•

Registration Statement No.  333-253500, filed on February 25, 2021, registering 300,000 Shares, consisting of: (i) 97,000 Shares underlying options granted under the 2020 Inducement Equity Incentive Plan and (ii) 203,000 Shares underlying options to be granted under the 2020 Inducement Equity Incentive Plan;

•	Registration Statement No. 333-233111, filed on August 8, 2019, registering 2,100,000 Shares, issuable pursuant to the 2018 Equity Incentive Plan, as amended;

•

Registration Statement No.  333-228280, filed on November 8, 2018, registering 42,500 Shares, consisting of: (i) 37,500 Shares underlying options granted under the Non-Qualified Stock Option Agreement dated as of October 10, 2018, by and between Registrant and the recipient identified therein and (ii) 5,000 Shares issuable upon the vesting of restricted stock units granted under the Restricted Stock Unit Agreement dated October 10, 2018, by and between the Registrant and recipient identified therein;

•

Registration Statement No.  333-226718, filed on August 9, 2018, registering 2,506,088 Shares, consisting of: (i) 443,550 Shares underlying options granted under the 2018 Equity Incentive Plan, (ii) 1,762,538 Shares underlying options to be granted under the 2018 Equity Incentive Plan and (iii) 300,000 Shares issuable pursuant to the 2018 Employee Stock Purchase Plan;

•	Registration Statement No. 333-222131, filed on December 18, 2017, registering 150,000 Shares, underlying options or stock-based awards to be granted under the 2017 Inducement Equity Incentive Plan;

•

Registration Statement No.  333-215264, filed on December 22, 2016, registering 1,366,738 Shares, , consisting of: (i) 207,725 Shares underlying options granted under the 2016 Equity Incentive Plan, (ii) 676,334 Shares underlying options to be granted under the 2016 Equity Incentive Plan and (iii) 482,679 Shares underlying options granted under the Amended and Restated 2010 Stock Incentive Plan;

•	Registration Statement No. 333-180409, filed on March 28, 2012, registering 1,096,756 Shares, issuable pursuant to the 2010 Stock Incentive Plan;

•	Registration Statement No. 333-168903, filed on August 17, 2010, registering 5,400,00 Shares, issuable pursuant to the 2010 Stock Incentive Plan; and

•

Registration Statement No.  333-144407, filed on July 6, 2007, registering 6,500,000 Shares, consisting of: (i) 1,300,000 Shares issuable pursuant to the 2005 Employee Stock Purchase Plan, (ii) 1,410,973 Shares underlying options granted under the 2004 Stock Incentive Plan, (iii) 3,289,027 Shares underlying options to be granted under the 2004 Stock Incentive Plan, (iv) 200,000 Shares underlying options granted under the 2005 Non-Employee Directors’ Stock Option Plan and (v) 300,000 Shares underlying options to be granted under the 2005 Non-Employee Directors’ Stock Option Plan.

On March 2, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2023, by and among the Registrant, Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen”) and wholly-owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Guarantor”), Anemone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Ipsen (“Purchaser”) and for certain purposes thereunder, Guarantor, Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Ipsen. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on March 2, 2023 the Nasdaq Stock Market filed a Form 25 to delist the Registrant’s Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 2, 2023.

ALBIREO PHARMA, INC.

By:	/s/ Christelle Huguet
Name: Christelle Huguet
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.